Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2016 Results

Rolling Meadows, Ill., August 3, 2016 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its second-quarter and first-half 2016 financial results.

Highlights

•	Second quarter revenues of $261.9 million
•	Second quarter net income of $5.5 million, or $0.31 per share
•	Backlog increase of $40.2 million, or 9.3 percent from the prior quarter to $475.0 million, our highest level since December 31, 2012
•	Second quarter common stock repurchases of approximately 2.8 million shares for $67.6 million
•	On July 28, 2016, MYR’s Board of Directors approved an additional $20.0 million to the share repurchase program

Management Comments

Bill Koertner, MYR’s President and CEO, said, “The second quarter of 2016 showed improvement over the first quarter of 2016. Although our revenues were down compared to second quarter of 2015, our backlog increased and margins improved due mainly to improved project execution. Our organic growth markets contributed to our results for the quarter, and we made steady progress on integrating the two acquisitions we made last year. Additionally at the end of the quarter, we entered into an amended and restated, five-year credit agreement which expands our borrowing capacity to $250 million. This new credit agreement provides added resources and flexibility to execute our three-pronged strategy of prudent organic growth, strategic acquisitions and capital returns to shareholders. This should allow us to continue to grow our T&D and C&I business and contribute to enhanced shareholder value.” Mr. Koertner concluded, “I am also pleased to announce that our Board of Directors approved an extension of the share repurchase program to August 15, 2017 and authorized an additional $20 million to the program for repurchase of our common stock bringing the total amount authorized to $162.5 million.”

Second-Quarter Results

MYR reported second-quarter 2016 revenues of $261.9 million, a decrease of $14.6 million, or 5.3 percent, compared to second-quarter 2015. Specifically, the T&D segment reported revenues of $178.6 million, a decrease of $22.0 million, or 11.0 percent, from the second quarter of 2015, primarily due to a decline in revenue from large, multi-year transmission projects which were partially offset by organic and acquisitive growth. The C&I segment reported second-quarter 2016 revenues of $83.3 million, an increase of $7.4 million, or 9.7 percent, from second-quarter 2015, due primarily to organic and acquisitive expansion into new markets.

Consolidated gross profit decreased to $31.4 million in the second-quarter of 2016, compared to $31.7 million in the second quarter of 2015. The decrease in gross profit was primarily due to lower revenues, partially offset by higher margins. Gross margin increased to 12.0 percent for the second quarter of 2016 from 11.5 percent for the second quarter of 2015. The year-over-year increase in gross margin was primarily due to improved performance on several projects, which was partially offset by some significant write-downs due to a pending project claim, pending change orders and inclement weather experienced on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin increases of 0.1 percent and 1.0 percent for the second quarter of 2016 and 2015, respectively.

Selling, general and administrative expenses increased to $22.5 million in the second quarter of 2016 compared to $18.9 million in the second quarter of 2015 primarily due to $2.3 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations. As a percentage of revenues, selling, general and administrative expenses increased to 8.6 percent for the second quarter of 2016 from 6.9 percent for the same quarter of 2015.

For the second quarter of 2016, net income was $5.5 million, or $0.31 per diluted share, compared to $8.1 million, or $0.38 per diluted share, for the same period of 2015. Second-quarter 2016 EBITDA, a non-GAAP financial measure, was $18.9 million, or 7.2 percent of revenues, compared to $22.3 million, or 8.1 percent of revenues, in the second quarter of 2015.

First-Half Results

MYR reported first-half 2016 revenues of $515.6 million, a decrease of $5.0 million, or 1.0 percent, compared to first-half 2015. Specifically, the T&D segment reported revenues of $361.6 million, a decrease of $28.2 million, or 7.2 percent, from the first half of 2015, primarily due to a decline in revenue from large, multi-year transmission projects. The C&I segment reported first-half 2016 revenues of $154.0 million, an increase of $23.2 million, or 17.7 percent, from first-half 2015, due primarily to organic and acquisitive expansion into new markets.

Consolidated gross profit decreased to $58.7 million in the first-half of 2016, compared to $61.1 million in the first half of 2015. The decrease in gross profit was primarily due to lower revenue and gross margin. Gross margin decreased to 11.4 percent for the first half of 2016 from 11.7 percent for the first half of 2015. The decline in our gross margin was largely due to lower bid margins caused by increased competition in many of our markets and an increase in shorter duration jobs, which affects labor productivity, fleet utilization, mobilization costs and demobilization costs. In addition, during the six months ended June 30, 2016, we experienced some significant write-downs due to a pending project claim and change orders, inclement weather and lower productivity experienced on certain projects. These declines were partially offset by favorable close outs and improved performance on several projects. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.7 percent and an increase of 1.1 percent for the first half of 2016 and 2015, respectively.

Selling, general and administrative expenses increased to $46.4 million in the first half of 2016 compared to $37.5 million in the first half of 2015. The increase in selling, general and administrative expenses in the first half of 2016 was primarily due to $5.3 million of costs associated with our expansion into new geographic markets, $1.0 million associated with activist investor activities, higher payroll costs to support operations and higher medical claims costs, partially offset by lower profit sharing and stock compensation costs. As a percentage of revenues, selling, general and administrative expenses increased to 9.0 percent for the first half of 2016 from 7.2 percent for the first half of 2015.

For the first half of 2016, net income was $7.5 million, or $0.40 per diluted share, compared to $15.2 million, or $0.72 per diluted share, for the same period of 2015. First-half 2016 EBITDA, a non-GAAP financial measure, was $32.2 million, or 6.2 percent of revenues, compared to $42.9 million, or 8.2 percent of revenues, in the first half of 2015.

Share Repurchase Program

In the second quarter MYR purchased 2.8 million shares of its common stock for $67.6 million, resulting in repurchases of almost 4.0 million shares, for $94.3 million, during the first six months of 2016, under the share repurchase program (“Repurchase Program”). On July 12, 2016, MYR exhausted the remaining availability under the Repurchase Program. Since the inception of our share Repurchase Program, MYR purchased a total of 6,024,978 shares of our common stock for $142.5 million at an average share price of $23.64 per share. On July 28, 2016 the Board of Directors approved an extension of the Repurchase Program to August 15, 2017 and authorized an additional $20.0 million bringing the total amount authorized under the program to $162.5 million. These additional funds are to be used to repurchase shares of MYR's common stock albeit at a less aggressive pace than pursued during the first half of 2016.

Backlog

As of June 30, 2016, MYR's backlog was $475.0 million, consisting of $304.6 million in the T&D segment and $170.4 million in the C&I segment. Total backlog of $475.0 million was $40.2 million higher than the $434.8 million reported as of March 31, 2016. Our backlog total has increased in eight of the past ten quarters and was at its highest level since December 31, 2012. T&D backlog increased $11.0 million, or 3.8 percent, from March 31, 2016, while C&I backlog increased $29.2 million, or 20.7 percent, over the same period. Total backlog at June 30, 2016 increased $64.3 million, or 15.7 percent, from the $410.7 million reported at June 30, 2015.

Balance Sheet

As of June 30, 2016, MYR had cash and cash equivalents of $3.4 million and $205.7 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2016 results on Thursday, August 4, 2016, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, August 10, 2016, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 31169633. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, August 10, 2016, at 11:59 P.M. Eastern time.

About MYR

MYR is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7240, kwalczak@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2016 and December 31, 2015

	June 30,	December 31,
(In thousands, except share and per share data)	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,363	$39,797
Accounts receivable, net of allowances of $317 and $376, respectively	161,910	187,235
Costs and estimated earnings in excess of billings on uncompleted contracts	67,181	51,486
Receivable for insurance claims in excess of deductibles	12,999	11,290
Refundable income taxes	1,727	5,617
Other current assets	6,778	7,942
Total current assets	253,958	303,367
Property and equipment, net of accumulated depreciation of $196,831 and $181,575, respectively	156,216	160,678
Goodwill	46,781	47,124
Intangible assets, net of accumulated amortization of $4,301 and $3,798, respectively	11,205	11,362
Other assets	3,515	2,394
Total assets	$471,675	$524,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

Current maturities of long-term debt, including capital leases	$888	$—
Accounts payable	77,467	73,300
Billings in excess of costs and estimated earnings on uncompleted contracts	44,056	40,614
Accrued self insurance	37,782	36,967
Other current liabilities	26,943	28,856
Total current liabilities	187,136	179,737
Deferred income tax liabilities	14,325	14,382
Long-term debt, including capital leases, net of current maturities	23,665	—
Other liabilities	862	926
Total liabilities	225,988	195,045
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,201,793 and 19,969,347 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	160	198
Additional paid-in capital	132,431	161,342
Accumulated other comprehensive income	32	116
Retained earnings	113,064	168,224
Total stockholders’ equity	245,687	329,880
Total liabilities and stockholders’ equity	$471,675	$524,925

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

Three and Six Months Ended June 30, 2016 and 2015

	Three months ended		Six months ended
	Six		Six
(In thousands, except per share data)	2016	2015	2016	2015

Contract revenues	$261,934	$276,488	$515,568	$520,636
Contract costs	230,499	244,752	456,852	459,526
Gross profit	31,435	31,736	58,716	61,110
Selling, general and administrative expenses	22,517	18,947	46,376	37,539
Amortization of intangible assets	292	84	503	167
Gain on sale of property and equipment	(516)	(319)	(612)	(1,217)
Income from operations	9,142	13,024	12,449	24,621
Other income (expense)
Interest income	1	8	5	15
Interest expense	(242)	(187)	(425)	(366)
Other, net	(52)	(31)	56	(89)
Income before provision for income taxes	8,849	12,814	12,085	24,181
Income tax expense	3,349	4,740	4,598	8,935
Net income	$5,500	$8,074	$7,487	$15,246
Income per common share:
—Basic	$0.32	$0.39	$0.41	$0.73
—Diluted	$0.31	$0.38	$0.40	$0.72
Weighted average number of common shares and potential common shares outstanding:
—Basic	17,354	20,760	18,336	20,662
—Diluted	17,679	21,215	18,638	21,135

Net income	$5,500	$8,074	$7,487	$15,246
Other comprehensive income (loss):
Foreign currency translation adjustment	32	(8)	(84)	19
Other comprehensive income (loss)	32	(8)	(84)	19
Total comprehensive income	$5,532	$8,066	$7,403	$15,265

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2016 and 2015

	Six months ended
	June 30,
(In thousands)	2016	2015

Cash flows from operating activities:
Net income	$7,487	$15,246
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	19,187	18,152
Amortization of intangible assets	503	167
Stock-based compensation expense	2,439	2,716
Deferred income taxes	(27)	(101)
Gain on sale of property and equipment	(612)	(1,217)
Other non-cash items	75	89
Changes in operating assets and liabilities
Accounts receivable, net	25,313	(7,683)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(15,619)	(30,998)
Receivable for insurance claims in excess of deductibles	(1,709)	839
Other assets	(560)	(3,053)
Accounts payable	5,160	20,688
Billings in excess of costs and estimated earnings on
uncompleted contracts	3,462	(3,481)
Accrued self insurance	814	(2,774)
Other liabilities	549	439
Net cash flows provided by operating activities	46,462	9,029
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,843	1,326
Cash paid for acquired business	—	(11,374)
Purchases of property and equipment	(12,237)	(29,731)
Net cash flows used in investing activities	(10,394)	(39,779)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	20,000	—
Payment of principal obligations under capital leases	(144)	—
Proceeds from exercise of stock options	1,116	1,519
Debt issuance costs	(874)	—
Excess tax benefit from stock-based awards	237	1,620
Repurchase of common shares	(92,958)	(3,169)
Other financing activities	63	28
Net cash flows used in financing activities	(72,560)	(2)
Effect of exchange rate changes on cash	58	—
Net decrease in cash and cash equivalents	(36,434)	(30,752)
Cash and cash equivalents:
Beginning of period	39,797	77,636
End of period	$3,363	$46,884

Supplemental cash flow information:

Noncash investing activities:
Acquisition of property and equipment acquired under capital lease arrangements	$4,697	$—

Noncash financing activities:
Share repurchases not settled	$3,037	$—
Capital lease obligations initiated	4,697	—

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended June 30, 2016 and 2015

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except shares and per share data)	2016	2015	2016		2015

Summary Statement of Operations Data:
Contract revenues	$261,934	$276,488	$1,056,613		$1,020,088
Gross profit	$31,435	$31,736	$119,947		$135,916
Income from operations	$9,142	$13,024	$32,669		$60,498
Income before provision for income taxes	$8,849	$12,814	$32,203		$59,764
Income Tax Expense	$3,349	$4,740	$12,660		$21,987
Net income	$5,500	$8,074	$19,543		$37,777
Effective Tax Rate	37.8%	37.0%	39.3%		36.8%

Per Share Data:
Income per common share:
- Basic	$0.32	$0.39	$1.01	(1)	$1.82	(1)
- Diluted	$0.31	$0.38	$0.99	(1)	$1.78	(1)
Weighted average number of common shares
and potential common shares outstanding :
- Basic	17,354	20,760	19,417	(2)	20,720	(2)
- Diluted	17,679	21,215	19,778	(2)	21,235	(2)

	June 30,	December 31,	June 30,		June 30,
(in thousands)	2016	2015	2015		2014

Summary Balance Sheet Data:
Total assets	$471,675	$524,925	$562,431		$533,460
Total stockholders' equity (book value)	$245,687	$329,880	$340,496		$311,114
Goodwill and intangible assets	$57,986	$58,486	$58,616		$56,631
Total debt	$24,553	$—	$—		$—

			Last twelve months ended
			June 30,
			2016		2015
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income			$19,543		$37,777
Interest expense, net			785		645
Tax impact of interest			(309)		(237)
EBIT, net of taxes (4)			$20,019		$38,185

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2016 and 2015

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except shares, per share data, ratios and percentages)	2016	2015	2016	2015

Financial Performance Measures (3):
EBITDA (5)	$18,864	$22,348	$72,388	$95,881
EBITDA per Diluted Share (6)	$1.07	$1.05	$3.66	$4.52
Free Cash Flow (7)	$23,568	$(5,710)	$51,328	$16,166
Book Value per Period End Share (8)	$14.87	$15.84
Tangible Book Value (9)	$187,701	$281,880
Tangible Book Value per Period End Share (10)	$11.36	$13.11
Debt to Equity Ratio (11)	0.1	0.0
Asset Turnover (12)			1.88	1.91
Return on Assets (13)			3.5%	7.1%
Return on Equity (14)			5.7%	12.1%
Return on Invested Capital (17)			6.8%	14.9%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$5,500	$8,074	$19,543	$37,777
Interest expense, net	241	179	785	645
Provision for income taxes	3,349	4,740	12,660	21,987
Depreciation and amortization	9,774	9,355	39,400	35,472
EBITDA (5)	$18,864	$22,348	$72,388	$95,881

Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.31	$0.38	$0.99	$1.78
Interest expense, net, per share	0.01	0.01	0.04	0.03
Provision for income taxes per share	0.19	0.22	0.64	1.04
Depreciation and amortization per share	0.56	0.44	1.99	1.67
EBITDA per diluted share (6)	$1.07	$1.05	$3.66	$4.52

Calculation of Free Cash Flow:
Net cash flow from operating activities	$32,036	$7,659	$80,433	$59,708
Less: cash used in purchasing property and equipment	(8,468)	(13,369)	(29,105)	(43,542)
Free Cash Flow (7)	$23,568	$(5,710)	$51,328	$16,166

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$245,687	$340,496
Goodwill and intangible assets	(57,986)	(58,616)
Tangible Book Value (9)	$187,701	$281,880

Reconciliation of Book Value per period end share
to Tangible Book Value per period end share:
Book value per period end share:	$14.87	$15.84
Goodwill and intangible assets per period end share	(3.51)	(2.73)
Tangible Book Value per period end share (10)	$11.36	$13.11

Calculation of Period End Shares:
Shares Outstanding	16,202	21,038
Plus: Common Equivalents	325	455
Period End Shares (15)	16,527	21,493

		June 30,	June 30,	June 30,
		2016	2015	2014
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)		$245,687	$340,496	$311,114
Plus: Total Debt		24,553	—	—
Less: Cash and cash equivalents		(3,363)	(46,884)	(54,552)
Invested Capital (16)		$266,877	$293,612	$256,562

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to evaluating our ability to comply with certain material covenants as defined within our credit agreement and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.